EXHIBIT 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of Minim, Inc. on Form S-8 (File Nos. 333-261700, 333-261110, 333-237698, 333-209807 and 333-173143) of our report dated April 13, 2021, with respect to our audit of the consolidated financial statements of Zoom Telephonics, Inc. (now known as Minim, Inc.) as of December 31, 2020 and for the year ended December 31, 2020, which report is included in this Annual Report on Form 10-K/A of Minim, Inc. for the year ended December 31, 2021. We were dismissed as auditors on April 14, 2021 and, accordingly, we have not performed any audit or review procedures with respect to any financial statements incorporated by reference for the periods after the date of our dismissal.

/s/ Marcum LLP

Portland, ME
August 19, 2022